INVESTMENT COMPANY ACT FILE NO. 811-22764

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

AMENDMENT NO. 3   ☒

CPG CARLYLE COMMITMENTS MASTER FUND, LLC
(Exact Name of Registrant as Specified in its Charter)

805 Third Avenue
New York, New York 10022
(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code: (212) 317-9200

Mitchell A. Tanzman
c/o Central Park Advisers, LLC
805 Third Avenue
New York, New York 10022
(Name and Address of Agent for Service)

Copy to:

Stuart H. Coleman, Esq.
Brad A. Green, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
(212) 969-3000

Explanatory Note

This Post-Effective Amendment is being filed solely to file certain exhibits to the Fund's Registration Statement on Form N-2. This Post-Effective Amendment does not modify any other part of the Registration Statement.

PART C. Other Information

Item 25. Financial Statements and Exhibits.

1.	Financial Statements:	The audited financial statements of the Registrant for its most recent fiscal year ended March 31, including the reports of the Registrant's independent registered public accounting firm, are incorporated by reference in Part B of the Registration Statement to the Registrant's Annual Report for its most recent fiscal year-end.

2.	Exhibits:

	(a)(1)	Certificate of Formation(1)

	(a)(2)	Certificate of Amendment*

	(a)(3)	Certificate of Amendment*

	(a)(4)	Form of Second Amended and Restated Limited Liability Company Agreement*

	(b)	Not Applicable

	(c)	Not Applicable

	(d)	See Item 25(2)(a)(4)

	(e)	Not Applicable

	(f)	Not Applicable

	(g)	Form of Investment Advisory Agreement(2)

	(h)	Not Applicable

	(i)	Not Applicable

	(j)	Form of Amended and Restated Custody Agreement(3)

	(k)	Form of Administration, Fund Accounting and Recordkeeping Agreement(3)

	(l)	Not Applicable

	(m)	Not Applicable

	(n)	Not Applicable

	(o)	Not Applicable

	(p)	Not Applicable

(q)	Not Applicable

(r)(1)	Code of Ethics of CPG Carlyle Commitments Master Fund, LLC(3)

(r)(2)	Code of Ethics of Central Park Advisers, LLC(3)

*	Filed herewith.

(1)	Incorporated by reference to Exhibit (a)(1) of the Registration Statement on Form N-2 (Reg. No. 811-22764), filed on October 30, 2012.

(2)	Incorporated by reference to Exhibit (g) of Amendment No. 1 to the Registration Statement on Form N-2 (Reg. No. 811-22764), filed on January 11, 2013 ("Amendment No. 1").

(3)	Incorporated by reference to the respective Exhibits of Amendment No. 2 to the Registration Statement on Form N-2 (Reg. No. 811-22764), filed on December 16, 2015.

Item 26. Marketing Arrangements: Not Applicable.

Item 27. Other Expenses of Issuance and Distribution:*

Legal fees

Printing

Miscellaneous

Total

*	Incorporated by reference to Amendment No. 1.

Item 28. Persons Controlled by or Under Common Control with Registrant:

No person is directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Central Park Advisers, LLC, the adviser of the Registrant (the "Adviser"). Information regarding the ownership of the Adviser is set forth in its Form ADV as filed with the Securities and Exchange Commission (the "SEC") (File No. 801-67480), and is incorporated herein by reference.

Item 29. Number of Holders of Securities as of December 31, 2016:

Title of Class	Number of Record Holders

Limited Liability Company Interests	2

Item 30. Indemnification:

Reference is made to Section 3.7 of the Registrant's Second Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), filed as Exhibit (a)(4) hereto, and to Paragraph 7 of the Registrant's Investment Advisory Agreement (the "Investment Advisory Agreement"), filed as

Exhibit (g) to Amendment No. 1. The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement and the Investment Advisory Agreement in a manner consistent with Release 40-11330 of the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect.

The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee or agent of the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.

Item 31. Business and Other Connections of Investment Adviser:

A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner or director, is set forth in the Confidential Memorandum in the section entitled "Management of the Fund." Information as to the members and officers of the Adviser is included in its Form ADV as filed with the SEC (File No. 801-67480), and is incorporated herein by reference.

Item 32. Location of Accounts and Records:

UMB Fund Services, Inc., the Registrant's administrator, maintains certain required accounting related and financial books and records of the Registrant at 235 West Galena Street, Milwaukee, Wisconsin 53212. The other required books and records are maintained by Central Park Advisers, LLC, 805 Third Avenue, New York, New York 10022.

Item 33. Management Services: Not Applicable.

Item 34. Undertakings: Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of March, 2017.

CPG CARLYLE COMMITMENTS MASTER FUND, LLC

By:	/s/ Mitchell A. Tanzman
Mitchell A. Tanzman
Authorized Person

Exhibit Index

(a)(2)	Certificate of Amendment

(a)(3)	Certificate of Amendment

(a)(4)	Form of Second Amended and Restated Limited Liability Company Agreement